Exhibit 99.1
Commercial Metals Company Senior Vice President, Secretary & General Counsel
David M. Sudbury Announces Retirement Plans
     Irving, TX — May 29, 2009 — Commercial Metals Company (NYSE: CMC) announced today that David M. Sudbury, Senior Vice President, Secretary & General Counsel, has announced his intent to retire at the end of CMC’s 2009 fiscal year on August 31, 2009. Sudbury, age 63, has served as General Counsel and Secretary since 1976, Vice President since 1981 and was elected Senior Vice President in 2007. Over his 33 year career with CMC, Sudbury has been and remains active in numerous professional and civic organizations.
     Commenting on the decision, Mr. Sudbury said, “It is an appropriate and timely change for both me and the Company. I am delighted to have been a part of the growth of CMC over the past 33 years and want to express my appreciation to the current and past outstanding management teams and directors with which I have had the pleasure of working. CMC has an orderly succession plan in place for all senior officers, and I look forward to assisting with that transition.”
     Murray McClean, Chairman of the Board, Chief Executive Officer and President, said, “CMC is fortunate to have had David as a key member of our management team for over three decades, and I am pleased that he has agreed to continue consulting work for the Company following his retirement. David has provided insightful and wise counsel to the Company having worked closely with numerous officers and managers to successfully address a broad spectrum of legal matters. His key role in CMC’s many acquisitions over the course of his career is especially noteworthy. I am also pleased that CMC’s Deputy General Counsel and Assistant Secretary Ann Bruder will step into a larger role with increased responsibility for the management of the law department as David transitions toward retirement.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354

2009-10